Exhibit 99.1

FOR IMMEDIATE RELEASE

July 9, 2024	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS
THIRD FISCAL QUARTER SAME STORE SALES

(GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that same store sales1 increased 5.8% for its Good Times brand and increased 1.2% for its Bad Daddy’s brand compared to the same prior-year fiscal quarter and average weekly sales2 were $31,780 and $52,555 for its Good Times and Bad Daddy’s brands, respectively, for its third fiscal quarter ended June 25, 2024.

Ryan Zink, President and CEO, said “The positive same store sales trends at Good Times demonstrate the strength of the brand. In May, we completed the remodel of one of our restaurants in Lakewood, Colorado and we closed on the purchase of the Good Times restaurant in the Denver suburb of Parker, Colorado and are extremely pleased with its first few weeks of operations as a company-owned restaurant. Further, as of the first day of the fourth fiscal quarter, we have installed our next generation point-of-sale system in eleven of our twenty-six company-owned Good Times Restaurants.”

“The improvement in Bad Daddy’s sales performance is encouraging, with the concept generating same store sales gains for the quarter. We are seeing progressive improvements in sales across all geographic regions, the result of a sharp focus on the guest and elevated operating standards,” Zink continued.

Mr. Zink concluded, “Our strategy continues to combine re-investment in our existing restaurants to drive organic sales growth, cautious and measured new-unit development, and return of capital to shareholders through share repurchases. We continue to believe that the market will ultimately recognize the value we are creating with this disciplined approach centered around delivering enjoyable and memorable guest experiences through excellent operations.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, and licenses 41 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly owned subsidiaries, Good Times Restaurants Inc. owns, operates and franchises 31 Good Times Burgers & Frozen Custard restaurants primarily in Colorado. Good Times is a regional quick-service concept featuring 100% all-natural burgers and chicken sandwiches, signature wild fries, green chili breakfast burritos and fresh frozen custard desserts.

[1]	Same store sales include all company-owned restaurants currently open with at least 18 full fiscal months of operating history. Same store sales do not include the impact of revenue recognition related to the GT Rewards loyalty program which is immaterial and exclude restaurants closed for remodel in the current or prior year, during the fiscal periods of full or partial period closure.

[2]	Average weekly sales include all company-owned restaurants open for the full fiscal quarter.

Forward Looking Statements Disclaimer: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek”, “plan” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. Such risks and uncertainties include, among other things, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company, the disruption to our business from pandemics and other public health emergencies, the impact and duration of staffing constraints at our restaurants, the impact of supply chain constraints and the current inflationary environment, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, other general economic and operating conditions, risks associated with our share repurchase program, risks associated with the acquisition of additional restaurants, the adequacy of cash flows and the cost and availability of capital or credit facility borrowings to provide liquidity, changes in federal, state, or local laws and regulations affecting the operation of our restaurants, including minimum wage and tip credit regulations, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 26, 2023 filed with the SEC, and other filings with the SEC.

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1432

Christi Pennington (303) 384-1440

Category: Financial